CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Prospectus and "Reports to Shareholders", "Independent Auditors/Accountants" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A, No. 333-66137) of Neuberger Berman Equity Series, and to the incorporation by reference of our reports dated October 1, 1999 on Neuberger Berman Genesis Institutional, one of the series comprising Neuberger Berman Equity Series, and on Neuberger Berman Genesis Portfolio one of the series comprising Equity Managers Trust, included in the 1999 Annual Report to the Shareholders of Neuberger Berman Equity Series.



                                /s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 26, 1999